Exhibit 10.2

July 15, 2020

Dear Michael,

I am pleased to extend you this offer of employment to join Biogen with the job title of Executive Vice President and Chief Financial Officer. This position will report to Michel Vounatsos, Chief Executive Officer. Please note that neither this letter nor any other materials constitute a contract of employment with Biogen. Your employment at Biogen is employment at-will. This means that just as you are free to leave your employment at any time, with or without cause or notice, Biogen also has the same right to terminate your employment at any time, with or without cause or notice. The specific offer terms are listed below.

The position will be based at our Cambridge, MA facility.

Salary: This is a full-time, exempt position and your starting annual salary will be $850,000.00, and which will be paid biweekly in accordance with our standard payroll processes.

Sign-on Bonus: Upon employment, you will receive $1,000,000.00 as a one-time cash bonus. The bonus will be paid to you within two pay periods after your start date provided that you sign the enclosed Cash Sign-On Bonus Agreement, which describes the terms and conditions of the cash sign-on bonus.

Annual Bonus Plan: You will be eligible to participate in the Biogen Annual Bonus Plan, with a target bonus opportunity of 75% your annual base salary. Based upon your start date, your target bonus amount may be pro-rated. Eligibility details and other terms of the Plan are included in the current year's Plan document, which will be made available upon your employment with the Company.

Long Term Incentive Plan: You will be provided a one-time grant of Restricted Stock Units (RSUs) and Market Stock Units (MSUs) in connection with the commencement of your employment. The approximate grant date value of your RSU award will be $2,250,000.00 and the approximate grant date value of your MSU award will be $2,250,000.00. The number of shares granted to you will be calculated by dividing the grant date value by the closing price of Biogen stock (NASDAQ) on the grant date, with the resulting number of shares rounded to the nearest five shares. Your RSU and MSU awards will be granted on the first trading day of the month following your start date. Both your RSU award and MSU awards will vest in three equal installments of 33 1/3% beginning on the first anniversary of the grant date. Your grant amount has been determined based upon the start date listed in this offer letter.  If your start date is delayed, the amount of the grant may decrease, the allocation of RSUs and MSUs may change, or other types of equity or non-equity benefits may be substituted for the above.

The actual terms of your RSU and MSU awards will be communicated to you following the grant date. Your grant will be awarded under the Biogen Inc. Omnibus Equity Plan in effect at that time. Please see your LTI Award Agreements, which will be available following your grant date, for specific details on the terms and conditions of your awards. Please read these documents for information about your Long-term Incentive grants.

Beginning in the year following your start date, we expect that you will be eligible to participate in the Biogen annual Long Term Incentive (LTI) program.  Approved awards would be made under the Biogen Inc. Omnibus Equity Plan in effect at that time. The details of the LTI awards will be subject to the approval of, and made by, the Compensation and Management Development Committee of the Board of Directors of Biogen.

Relocation: Biogen will provide relocation benefits to facilitate your ability to establish a residence in the Boston, Massachusetts area. The relocation benefits and payments will be provided to you after you sign a U.S. Domestic Relocation Policy Acknowledgement and Relocation Repayment Agreement, which detail the terms and conditions of your relocation package and will be provided to you by our relocation service provider, Cartus Corporation. Payments and reimbursements will be made in accordance with Biogen’s relocation policy. By signing below, you understand and agree that the position requires you to maintain a residence in the Cambridge, Massachusetts area as discussed and that relocation benefits provided to you by Biogen must be utilized not later than one year from hire or as soon as practicable, subject to travel restrictions or other limitations resulting from the ongoing pandemic.

Employee Benefits: Biogen offers a robust and highly competitive employee benefits program. As an employee, you will be able to choose from a menu of options through our flexible benefits program. These benefits include a 401(k) savings plan; group health care, including medical, dental, prescription drug and vision coverage; life, dependent life and disability insurance; as well as flexible spending accounts for eligible medical and dependent care expenses.

You are also entitled to up to 20 vacation days (160 hours) per year (pro-rated if you work part-time). Additional benefit offerings include an Employee Stock Purchase Plan (ESPP) and work/life benefits such as a concierge service and access to subsidized back-up dependent care. Please visit Biogen’s Benefits website using the below link and login information to familiarize yourself with Biogen’s complete benefit plan offerings.

        URL: [website]
Username: [username]
Password: [password]

Additional Executive Benefits

Supplemental Savings Plan: You will be entitled to participate in Biogen’s Supplemental Savings Plan (SSP). This plan allows you to make pre-tax deferrals of up to 80% of your base salary and up to 100% of your Annual Bonus payment and certain other eligible incentive payments. Your contributions to this plan may be limited by your contributions towards other plans (e.g., 401(k), ESPP, medical, etc.). You will be provided with SSP enrollment information upon your employment with the Company.

Life Insurance: You will be provided life insurance coverage equal to three times your annual base salary, subject to meeting the medical standards stated in the group term life insurance policy for U.S. employees. Biogen pays the premium for this insurance. The IRS requires employers to impute the value of company-paid life insurance for coverage over $50,000. This imputed income will be displayed on your pay stub.

Severance: You will be entitled to severance benefits in accordance with the attached Severance Plan for U.S. Executive Vice Presidents, as it may be amended in the future from time to time, and should refer to such document for details regarding terms, conditions, eligibility and potential tax implications.

Tax & Financial Planning and Executive Physicals: You are eligible for annual reimbursement of expenses for qualified services such as federal and state income tax planning and/or preparation, financial and estate planning services, and the purchase of tax and/or financial planning tools. Additionally, the Company will reimburse you for the expenses of an annual comprehensive physical exam when coordinated by the Executive Health Services team at Mass. General Hospital (MGH). The combined annual reimbursement you are eligible to receive is $7,500 per calendar year (January 1 – December 31), subject to the guidelines of the Tax & Financial Planning and Executive Physical Reimbursement Program. The details of these benefits are available upon your employment with the Company.

Stock Trading Plan: Upon employment with the Company, you will become subject to Biogen’s Global Insider Trading Policy, a copy of which will be provided to you. The Biogen Global Insider Trading Policy sets forth guidelines designed to promote compliance with applicable federal and state securities laws that prohibit persons who are aware of material nonpublic information about the company from trading in securities of the company or providing material nonpublic information to other persons who may trade on the basis of that information. Upon your employment, you will be assigned, based on your job, to a specific trading group that will determine your obligations and restrictions under the policy, and you will be required to complete training on the policy.

Share Ownership Requirement: A key objective of our long-term incentive plans is to ensure strong alignment between the interests of our senior executives and those of our stockholders. It is expected that through our annual long-term incentive grants, you will accumulate and retain Biogen shares in an amount equivalent to 3x salary through the first 5 years of employment.

You are required to satisfy the following contingencies prior to employment at Biogen.

•Pre-employment screening: Employment at Biogen is contingent upon your successful completion and passing of both a background check and drug screen. Biogen’s background check includes verification of employment history, educational and professional licenses, degrees and/or credentials, a criminal records check, a Social Security Number search and verification of any other professional qualifications that your position responsibilities at Biogen may warrant. Completion of your online Application for Employment authorizes Biogen to conduct these background checks. If you have any questions about the background check, please contact HRConnect@biogen.com.

•Authorization to Work in the United States: Please note that Biogen is an E-Verify employer. The Federal government requires you to provide proper identification verifying your eligibility to work in the United States. Please complete Section 1 of the Employment Eligibility Verification Form I-9, electronically as specified in your emails from Guardian. On your first day of employment, please bring original and unexpired documents and a scanned copy of your documents to complete the I-9 process. A list of acceptable documents can be found on the last page of the Form I-9 packet.

Signed Employee Proprietary Information and Inventions and Non-Compete Agreement: Prior to and as a condition of employment with Biogen you will be required to sign Biogen’s Proprietary Information and Inventions and Non-Compete Agreement. This is required to, among other things, protect Biogen’s substantial investment in creating and maintaining its confidential and proprietary information, and to maintain goodwill with our customers, vendors and other business partners. You will receive an email shortly that contains a link to this agreement for your review and electronic signature.

Michael, we are excited at the prospect of your joining Biogen. To confirm your acceptance of this offer of employment, please electronically sign this letter by July 17, 2020. You will be provided with a signed copy electronically for your personal records. We would anticipate your first day of employment to be October 19, 2020. If you have any questions, please feel free to contact me.

Best Regards,

Eileen Rivera

Cc: Michel Vounatsos

I accept this offer of employment and acknowledge the contingencies of employment described above, including the at-will nature of my employment.

ACCEPTED:

/s/ Michael McDonnell

BIOGEN CASH SIGN-ON BONUS AGREEMENT

I have accepted a position of employment with Biogen that provides for payment to me of a cash sign-on bonus of $1,000,000.00 following commencement of employment. I understand that the full benefit of this cash sign-on bonus is conditioned upon my remaining an employee of Biogen for at least 36 months.

I hereby accept Biogen’s offer of a cash sign-on bonus according to the following terms:

The payment of the cash sign-on bonus by Biogen is taxable income to me and will be taxed at the time of payment.

I acknowledge and agree that if, within 36 months of my start date, I voluntarily terminate my employment or Biogen terminates my employment For Cause, as defined in the Biogen 2017 Inc. Omnibus Equity Plan, or for misconduct or poor performance, as determined in good faith by the Company, I will not have earned the cash sign-on bonus provided to me under this Agreement and I will repay such bonus according to the following schedule: (i) if my employment terminates on or before 12 months from my start date, the full amount of the cash sign-on bonus, net of the applicable proportion of tax withholdings; (ii) if my employment terminates after 12 months and on or before 24 months from my start date, 70% of the amount of the cash sign-on bonus, net of the applicable proportion of tax withholdings; or (iii) if my employment terminates after 24 months and on or before 36 months from my start date, 35% of the amount of the cash sign-on bonus, net of the applicable proportion of tax withholdings.

I shall pay to Biogen all such repayable amounts within thirty (30) days of the effective date of my employment termination or by the end of the year in which my employment terminates, whichever comes first. I voluntarily authorize Biogen to deduct, withhold and/or retain all or any portion of the amount which I may be required to refund or repay to Biogen hereunder from any wages, salary, vacation pay, severance pay or other pay which may be due and owing to me upon termination of employment, to the extent permitted under applicable law. I shall remain liable to Biogen for any amounts in excess of the sums so deducted, withheld and/or retained by Biogen.

Except as stated above, I shall have no liability or responsibility to refund or repay to Biogen any amounts paid by Biogen to me in connection with this sign-on bonus.

Nothing in this Agreement shall alter the at-will employment relationship between Biogen and me (e.g., Biogen and I can end the employment relationship at any time with or without cause). Therefore, I understand that nothing in this Agreement guarantees that the Company will employ me for any specific period of time.

My signature below acknowledges that I have read and understand this Agreement and agree to be bound by its terms.

/s/ Michael McDonnell            Michael McDonnell            July 16, 2020

Employee Signature	Employee Name (Please Print)	Date